Exhibit 99.3

SPECIAL MEETING OF THE
BOARD OF DIRECTORS
OF SUCCESS EXPLORATION & RESOURCES, INC.

The undersigned, constituting the member of the Board of Directors of Success Exploration & Resources, Inc., a Nevada Corporation (“the Corporation”), pursuant to sections 78.310, 78.315, and 78.325 of the Nevada Revised Statutes, Chapter 78 Private Corporations, hereby convene this special meeting of the Board of Directors at 108 143 Welling Street West, in Chatham Ontario Canada on the 28th of April, 2010 to discuss the acquisition of mining claim from Alexander Long. Notice of this meeting has been waived and a copy of said waiver shall be attached to these minutes and placed in the corporate minute book.

The following Director was present, constituting a quorum: Alexander Long

The meeting was called to order by Alexander Long President of the company

WHEREAS, Alexander Long for value received sells mining claim identified as tenure 706975 to the corporation.

BE IT RESOLVED, that the event can be viewed online by visiting the following link https://www.mtonline.gov.bc.ca/mtov/cextEventDetail.do?eventID=4472388#

IN WITNESS WHEREOF, the undersigned have executed this document effective as of the date first written above.

/s/ Alexander Long
President

There being no further business to discuss on behalf of the Corporation, upon motion made and seconded, the meeting was adjourned.